Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release – July 30, 2020

Auburn National Bancorporation, Inc. Reports Second Quarter Net Earnings

Second Quarter 2020 Results:

•	Net earnings of $1.7 million, compared to $2.3 million for Q2 2019

•	Earnings per share of $0.47 per share, compared to $0.64 per share for Q2 2019

•	Provision for loan losses of $450 thousand, compared to none for Q2 2019

•	Allowance for loan losses to total loans of 1.14%, compared to 0.95% at year-end 2019

•	$36.5 million in Paycheck Protection Program loans as of June 30, 2020

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.7 million, or $0.47 per share, for the second quarter of 2020, compared to $2.3 million, or $0.64 per share, for the second quarter of 2019. Net earnings for the first six months of 2020 were $3.5 million, or $0.97 per share, compared to $4.9 million, or $1.35 per share, for the first six months of 2019.

“Our immediate focus remains on the health, wellbeing, and safety of our employees, customers, and our communities. We continue to serve customers through drive-thru locations and have begun a phased approach to opening previously closed branches by guidance from the CDC, State Departments of Health and other governing bodies. Despite a challenging operating environment due to COVID-19, I am very pleased with our organization’s response,” said Robert W. Dumas, Chairman, President, and CEO.

“Our participation in the Paycheck Protection Program was a valuable source of support for our customers and communities. Through June 30, 2020, we funded $36.5 million in loans for our customers, which helped support approximately 5,500 employees in our markets.

“While a great deal of uncertainty remains regarding the duration of the pandemic, we believe the Company’s strong balance sheet is well positioned to continue supporting our customers and communities through this crisis,” said Mr. Dumas.

Net interest income (tax-equivalent) was $6.2 million for the second quarter of 2020, a decrease of 8% compared to $6.7 million for the second quarter of 2019. This decrease was primarily due to the lower rate environment, including a 150 basis point reduction in the Fed Funds rate that occurred late in the first quarter of 2020.

Net interest margin (tax-equivalent) decreased to 2.95% in the second quarter of 2020, compared to 3.50% for the second quarter of 2019 primarily due to the lower interest rate environment and changes in our asset mix resulting from the significant short-term liquidity increase in customer deposits.

At June 30, 2020, the Company’s allowance for loan losses was $5.3 million, or 1.14% of total loans, compared to $4.4 million, or 0.95% of total loans, at December 31, 2019 and $4.9 million, or 1.02% of total loans, at June 30, 2019. At June 30, 2020, the Company’s allowance for loan losses was 1.24% of total loans, excluding PPP loans.

The provision for loan losses was $450 thousand for the second quarter of 2020, compared to no provision for loan losses during the second quarter of 2019. The increase in the provision for loan losses was related to adverse changes in economic conditions driven by the COVID-19 pandemic, including higher unemployment in our primary market area. The provision for loan losses is based upon various estimates and judgments, including the absolute level of loans, economic conditions, loan growth, credit quality and the amount of net charge-offs.

Through June 30, 2020, we have granted loan payment deferrals or payments of interest only on loans totaling $112.7 million, or 24% of total loans. In addition, we have identified certain commercial sectors with enhanced risk resulting from the impact of COVID-19. Loans within these sectors represent 68% of the Company’s total COVID-19 related modifications at June 30, 2020. See table below for a summary of loans outstanding for these sectors at June 30, 2020.

	Portfolio Segment
(In thousands)	Commercial and industrial	Construction and land development	Commercial real estate	Total	% of Total Loans
June 30, 2020:
Hotel/motel	$1,566	8,536	43,183	$52,472	11%
Shopping centers	19	—	33,872	33,891	7
Retail, excluding shopping centers	428	161	17,725	18,314	4
Restaurants	1,562	—	13,605	15,167	4

Total	$3,575	8,697	108,385	$119,844	26%

The Company extended a total of $36.5 million in loans to 422 small businesses under the Small Business Administration’s Paycheck Protection Program during the second quarter of 2020. We collected approximately $1.5 million in fees related to our PPP loans, which will be recognized net of related costs, as a yield adjustment over the life of the underlying PPP loans.

Noninterest income was $1.4 million in the second quarter of 2020 and $0.9 million in the second quarter of 2019. The increase was primarily due to an increase in mortgage lending income as lower interest rates for mortgage loans positively affected refinance activity and pricing margins improved.

Noninterest expense was $5.0 million in the second quarter of 2020 compared to $4.6 million during the second quarter of 2019. The increase was mainly due to $0.5 million of various expenses related to the redevelopment of the Company’s headquarters in downtown Auburn, including revised depreciation estimates and temporary relocation costs.

Income tax expense was $0.4 million for the second quarter of 2020 compared to $0.5 million during second quarter of 2019. The Company’s effective tax rate for the second quarter of 2020 was 17.93%, compared to 19.14% in the second quarter of 2019.

The Company paid cash dividends of $0.255 per share in the second quarter of 2020, an increase of 2% from the same period in 2019. At March 31, 2020, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $943 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the effects of the COVID-19 pandemic, including economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, loan deferrals, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2019 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Second Quarter Net Earnings/page 4

Financial Highlights (unaudited)
	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Results of Operations
Net interest income (a)	$6,197	$6,742	$12,529	$13,508
Less: tax-equivalent adjustment	127	145	247	291

Net interest income (GAAP)	6,070	6,597	12,282	13,217
Noninterest income	1,363	885	2,598	2,045

Total revenue	7,433	7,482	14,880	15,262
Provision for loan losses	450	—	850	—
Noninterest expense	4,959	4,629	9,815	9,240
Income tax expense	363	546	753	1,172

Net earnings	$1,661	$2,307	$3,462	$4,850

Per share data:
Basic and diluted net earnings:	$0.47	$0.64	$0.97	$1.35
Cash dividends declared	$0.255	$0.25	$0.51	$0.50
Weighted average shares outstanding:
Basic and diluted	3,566,166	3,577,409	3,566,156	3,595,972
Shares outstanding, at period end	3,566,176	3,571,828	3,566,176	3,571,828
Book value	$29.53	$26.34	$29.53	$26.34
Common stock price:
High	$63.40	$39.55	$63.40	$39.55
Low	36.81	31.06	24.11	30.61
Period-end:	57.09	33.50	57.09	33.50
To earnings ratio	24.29x	13.19x	24.29x	13.19x
To book value	193%	127%	193%	127%
Performance ratios:
Return on average equity (annualized)	6.34%	10.00%	6.78%	10.65%
Return on average assets (annualized)	0.74%	1.12%	0.80%	1.18%
Dividend payout ratio	54.26%	39.06%	52.58%	37.04%
Other financial data:
Net interest margin (a)	2.95%	3.50%	3.09%	3.52%
Effective income tax rate	17.93%	19.14%	17.86%	19.46%
Efficiency ratio (b)	65.60%	60.69%	64.88%	59.41%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$678	$131	$678	$131
Other real estate owned	—	303	—	303

Total nonperforming assets	$678	$434	$678	$434

Net charge-offs (recoveries)	$9	$(43)	$(72)	$(61)
Allowance for loan losses as a % of:
Loans	1.14%	1.02%	1.14%	1.02%
Nonperforming loans	783%	3,703%	783%	3,703%
Nonperforming assets as a % of:
Loans and other real estate owned	0.15%	0.09%	0.15%	0.09%
Total assets	0.07%	0.05%	0.07%	0.05%
Nonperforming loans as a % of total loans	0.15%	0.03%	0.15%	0.03%
Annualized net charge-offs (recoveries) as a % of average loans	0.01%	(0.04)%	(0.03)%	(0.03)%

Selected average balances:
Securities	$291,333	$243,784	$274,325	$241,914
Loans, net of unearned income	466,971	473,281	459,091	475,297
Total assets	893,720	821,706	866,222	824,409
Total deposits	782,381	725,263	646,899	728,881
Total stockholders’ equity	$104,820	$92,272	$102,190	$91,110
Selected period end balances:
Securities	$302,193	$248,813	$302,193	$248,813
Loans, net of unearned income	464,274	476,061	464,274	476,061
Allowance for loan losses	5,308	4,851	5,308	4,851
Total assets	942,887	839,178	942,887	839,178
Total deposits	829,810	740,501	829,810	740,501
Total stockholders’ equity	$105,299	$94,065	$105,299	$94,065

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP

Measures (unaudited).”

(b) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income.

Reports Second Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):
	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Net interest income, as reported (GAAP)	$6,070	$6,597	$12,282	$13,217
Tax-equivalent adjustment	127	145	247	291

Net interest income (tax-equivalent)	$6,197	$6,742	$12,529	$13,508